CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Syntax ETF Trust, comprising Syntax Stratified Europe and Asia Developed Markets ETF and Syntax Stratified 1000 ETF, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 9, 2021